Dorsey & Whitney LLP

June 19, 2019

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102-Box 604

Elko, NV 89801

Re: U.S. Gold Corp.

Ladies and Gentlemen:

We have acted as special counsel for U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the Company’s proposed issuance of up to 1,250 Series F Preferred units of the Company (each, a “Unit”), each Unit consisting of one (1) share of 0% Series F Preferred Stock (“Preferred Stock”) and 878 Class X Warrants of the Company (“Class X Warrants”). Each share of Series F Preferred Stock is convertible at the option of the holder at any time into the number of shares of common stock of the Company (“Common Stock”) determined by dividing the $2,000 stated value per share of the Preferred Stock by a conversion price of $1.14 per share, subject to adjustment (“Conversion Shares”). Each Class X Warrant is exercisable into one share of Common Stock and one Class Y Warrant at an exercise price of $1.14 per share for a period of six (6) months from the date of issuance  (“Class Y Warrants”). Each Class Y Warrant is exercisable into one share of Common Stock at an exercise price of $1.14 per share for a period commencing six (6) months from the date of issuance (the “Initial Exercise Date”) and expiring on the date that is the five (5) year anniversary of the Initial Exercise Date. The shares of Common Stock acquirable upon exercise of the Class X Warrants and Class Y Warrants are collectively referred to herein as “Warrant Shares”.

The Units, Preferred Stock, Conversion Shares, Class X Warrants, Class Y Warrants and Warrant Shares acquirable upon exercise of the Class X Warrants and Class Y Warrants (collectively, the “Registered Securities”) are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017, as amended May 15, 2017, and declared effective May 16, 2017 (Registration No. 333-217860) (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 16, 2017 included in the Registration Statement (the “Base Prospectus”), and a prospectus supplement dated June 19, 2019, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Units are being sold pursuant to a securities purchase agreement, dated June 19, 2019, by and among the Company and the signatory purchasers thereto (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Registered Securities.

U.S. Gold Corp.

June 19, 2019

We understand that the Units are to be sold, as described in the Registration Statement and the Prospectus, pursuant to the Purchase Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Purchase Agreement, the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”) , the form of Class X Warrants and Class Y Warrants. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that, other than with respect to the Company, such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, as of the date hereof, the Units have been duly authorized by all necessary corporate action of the part of the Company and upon issuance in the manner contemplated by the Prospectus and the Purchase Agreement, the Certificate of Designation, Class X Warrants and Class Y Warrants, as applicable:

1.	the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable;

2.	the Class X Warrants and Class Y Warrants will constitute valid and binding obligations of the Company;

3.	upon issuance following conversion of the Preferred Stock, when converted in accordance with the terms of the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and non-assessable;

4.	upon issuance following exercise of the Class X Warrants and Class Y Warrants, in accordance with their terms and upon payment of the required exercise price therefor to the Company, the Warrant Shares will be validly issued, fully paid and non-assessable

U.S. Gold Corp.

June 19, 2019

This opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such a contemplated in the Purchase Agreement. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 19, 2019 and to the references to our firm therein and in the Base Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP